                            [LETTERHEAD OF KPMG LLP]

                     REPORT OF INDEPENDENT AUDITORS REPORT

The Stockholder
First Horizon Home Loan Corporation:

We have examined managements assertion about First Horizon Home Loan Corporations (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of Americas Uniform single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2003, included in the accompanying management assertion letter. Management is responsible for the Companys compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the Companys compliance with the minimum servicing standards based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companys compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Companys compliance with the Standards.

In our opinion, managements assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003, is fairly stated, in all material respects.

/s/ KPMG LLP
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KPMG LLP

Memphis, Tennessee
February 27, 2004